As filed with the Securities and Exchange Commission on June 22, 2026

Registration No. 333-295822

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NAUTICUS ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3569	87-1699753
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Ferrier

General Counsel

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

(Name and address, including zip code, and telephone number,

including area code, of agent for service of process)

With copies to:

Brandon T. Byrne

Amelia X. Zhang

Norton Rose Fulbright US LLP

1550 Lamar, Suite 2000

Houston, Texas 77010

(713) 651-5161

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Amended Registration Statement on Form S-1.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on Form S-1 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement on Form S-1 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement on Form S-1 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JUNE 22, 2026

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT ON FORM S-1 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

Up to 181,159,420

Shares of Common Stock

NAUTICUS ROBOTICS, INC.

This prospectus relates to the offer and sale from time to time by the selling stockholder named in this prospectus of up to 181,159,420 shares of common stock, par value $0.0001 per share, of Nauticus Robotics, Inc. (“us,” “we,” or the “Company”), which we refer to as our common stock, as described below.

On October 24, 2025, we entered into that certain Equity Purchase Facility Agreement, which we refer to as the Facility Agreement, with the selling stockholder described herein pursuant to which the selling stockholder has committed to purchase up to $250 million of newly issued shares of our common stock. Pursuant to the Facility Agreement, the Company agreed to pay a commitment fee in an amount equal to $100,000, which we refer to as the “Commitment Fee”, payable either, at the selling stockholder’s option, (i) in cash or, (ii) by the issuance to the selling stockholder on the date of the Facility Agreement (the “Effective Date”) of such number of shares of our common stock that is equal to the Commitment Fee divided by the lowest Daily VWAP (as defined in the Facility Agreement) of our common stock during the 10 trading days immediately prior to the Effective Date. This prospectus covers (i) the resale of up to 181,159,420 shares of our common stock that may be issued by us to the selling stockholder from time to time pursuant to the Facility Agreement (the “EPFA Shares”), based on an assumed purchase price of $1.38 per share, which was the closing price of the common stock on the Nasdaq Capital Market on June 16, 2026, which we refer to as the assumed price, and (ii) 6,661 shares of our common stock issued in satisfaction of the Commitment Fee pursuant to the Facility Agreement (the “Commitment Shares”). The actual number of EPFA Shares issuable by us pursuant to the Facility Agreement will vary depending on the then-current market price of our common stock at the time of such sale and issuance. For a more complete discussion of the terms and conditions of the Facility Agreement, see the discussion under the heading “Equity Purchase Facility Agreement.”

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder, but will receive proceeds from the sale of shares to the selling stockholder pursuant to the Facility Agreement.

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. The selling stockholder may offer and sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. We will pay the expenses incurred in registering the offer and sale shares of our common stock, including legal and accounting fees. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of our common stock the offer and sale of which is being registered pursuant to this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “KITT.” On June 16, 2026, the closing price of shares of our common stock was $1.38 per share.

The address of our principal executive offices is 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598. Our phone number is (281) 942-9069.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus as well as our other risk factors in the documents incorporated by reference to this prospectus.

We are an emerging growth company and a smaller reporting company as defined under federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Investing in our securities involves certain risks. See “Risk Factors” in this prospectus, under similar headings in any prospectus supplement or amendment and in the documents incorporated by reference herein for a discussion of the factors you should carefully consider before deciding to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [   ], 2026.

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling stockholder may offer from time to time up to 181,159,420 shares of our common stock. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto, and the documents incorporated by reference herein, or to which we have referred you, before making your investment decision. Neither we nor the selling stockholder has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto, and the documents incorporated by reference herein do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of our common stock offered by this prospectus or any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, or in the documents incorporated by reference herein, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of our common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update, or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of our common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since such a date.

Unless the context indicates otherwise, the terms “Nauticus Robotics,” “Nauticus,” the “Company,” “we,” “us,” and “our” refer to Nauticus Robotics, Inc., a Delaware corporation, and its subsidiaries. Unless noted otherwise, all share and per share information for all periods presented in this prospectus have been retroactively adjusted for the reverse stock split of our issued and outstanding shares of our common stock at a ratio of 1-for-8, which became effective as of April 21, 2026.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any and all statements contained in this prospectus and in the documents incorporated herein by reference that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Those statements appear in this prospectus and in the documents incorporated herein by reference, and include statements regarding the intent, belief, or current expectations of the company and management that are subject to known and unknown risks, uncertainties, and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this prospectus titled “Risk Factors” and the following:

●	We are an early-stage company with a history of losses and expect to incur significant expenses for the foreseeable future.

●	The consolidated financial statements incorporated by reference into this prospectus have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

●	We identified a material weakness in our internal control over financial reporting which we are working to remediate. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

●	If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be adversely affected.

●	A significant amount of our revenues is derived from a limited number of customers. A material portion of our revenue may be generated by sales to government entities, which are subject to a number of uncertainties, challenges, and risks.

●	If we fail to effectively manage our limited financial and intellectual resources, we may not be able to design, develop, manufacture, market, and launch new generations of our robotic systems successfully.

●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

●	We may be unable to raise sufficient affordable capital needed to fund and grow our business.

●	If we are successful in commercializing our products and services, our revenue will be concentrated in a limited number of models and a limited number of operating units for the foreseeable future.

●	We may not be able to enforce or protect our intellectual property rights, or third parties may claim we infringe their intellectual property rights.

●	Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors could result in product recalls, lower than expected return on investment for customers, and could cause harm to operators and significant safety concerns, each of which could adversely affect our results of operations, financial condition and our reputation.

●	Our ability to manufacture products of sufficient quality on schedule is unproven, and delays in the design, production and launch of our products and services could harm our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

●	We are highly dependent on the services of our senior management and other key employees and if we are unable to attract and retain a sufficient number of qualified employees, our ability to design, manufacture and launch our products, provide services, operate our business and compete could be harmed.

●	We incur significant expenses and administrative burdens as a public company, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We may be subject to various new or changing product regulations and environmental laws and regulations, which could cause significant fines and liability, or otherwise adversely affect our business, financial condition, results of operations, cash flows, reputation and prospects.

●	We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

●	Issues in the development and use of artificial intelligence (“AI”) may result in reputational harm or liability, and failure to introduce new and innovative products that have AI capabilities could put us at a competitive disadvantage.

●	We are subject to anti-corruption laws and anti-money laundering laws in countries in which we conduct activities, and any violations of such regimes may result in investigations, criminal liability and could adversely affect our business, financial condition, results of operations and prospects.

●	We are dependent on our suppliers, some of which are currently single or limited source suppliers, and the inability or other failure of these suppliers to deliver necessary components of our products at prices and volume and with specifications and performance characteristics acceptable to us, could have a material adverse effect on our business, financial condition, results of operations, cash flows, reputation and prospects. We have not yet identified all of the suppliers that we are likely to rely on to support future commercialization of our core products.

●	We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

●	Our financial results may vary significantly from period to period due to fluctuations in our operating costs, demand for our products and services, seasonal variation and other factors.

●	As part of growing our business, we may undertake acquisitions, from time to time. If we fail to successfully select, execute, or integrate our acquisitions, our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

●	We are subject to risks associated with conducting business internationally, including legal, regulatory, and compliance risks that differ significantly from those applicable to our domestic operations.

●	Changes in U.S. and international trade laws and policies, including the imposition of new or increased tariffs and duties, could adversely affect our business, financial condition, results of operations, and cash flows.

●	We pursue U.S. government contracts, which often are only partially funded, subject to immediate termination and heavily regulated and audited. The termination or failure to fund, or negative audit findings for one or more of these contracts have an adverse impact on business, financial conditions, results of operation and cash flows.

●	We have government customers which subjects us to risks including early termination, audits, investigations, sanctions and penalties.

●	We may issue a significant number of shares of equity-linked securities in the future in connection with investments or acquisitions or other efforts to raise capital, which may cause dilution to, or otherwise adversely affect, our stockholders.

●	Future offering of debt or equity securities may rank senior to our common stock.

●	If certain holders of common stock sell a significant portion of their securities, it may negatively impact the market price of the shares of our common stock and such holders still may receive significant proceeds.

●	The market price of our common stock is volatile, and you may lose some or all of your investment.

●	If we are unable to maintain compliance with Nasdaq’s listing criteria, including their minimum bid price rule and minimum market value and stockholder equity requirement, Nasdaq may delist our securities.

●	We are an emerging growth company and smaller reporting company, and as such are subject to various risks unique only to emerging growth companies, including, but not limited to, risks associated with taking advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, which could, among other things, make our securities less attractive to investors and may make it more difficult to compare our performance with certain public companies.

●	We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to investors, thereby making public warrants worthless. We may redeem outstanding Series A, B and C convertible preferred stock and the convertible debentures.

●	Currently our outstanding warrants, shares of our Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and certain outstanding convertible debentures are all exercisable or convertible into shares of common stock. Any future exercise of such outstanding warrants or conversion of such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or the convertible debentures would increase the number of shares of common stock eligible for future resale in the public market and result in dilution to our stockholders.

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INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated herein by reference include industry data and forecasts that we obtained from industry publications and surveys, as well as public filings and internal company sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the included information. Any statements as to our ranking, market position, or market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of any such information contained in this prospectus or in any document incorporated by reference herein. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

ABOUT THE COMPANY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying any shares of our common stock in this offering. You should carefully read this entire prospectus, including each of the documents incorporated herein by reference, before making an investment decision. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Nauticus Robotics,” “Nauticus,” the “Company,” “we,” “us,” and “our” refer to Nauticus Robotics, Inc., a Delaware corporation, and its subsidiaries.

Overview

We are a technology-driven company specializing in the development of advanced fully electric autonomous robotic solutions for subsea applications. Our portfolio includes autonomous, untethered underwater vehicles (AUVs), tethered robotic remotely operated vehicles (ROVs), electric robotic manipulators, a platform-agnostic robotic operating system, and related consulting and prototype services with a strong alignment to offshore energy and national security interests. The technology solutions enable autonomous operations for both the commercial and defense sectors.

Our addressable markets include upstream, midstream, and downstream oil and gas, defense, offshore renewables, seafloor telecommunications, aquaculture, port security, oceanographic research, and subsea mining. Currently, our primary focus is on oil and gas operations and defense applications.

We completed our first successful survey utilizing our autonomous subsea vehicle, Aquanaut®, in the fourth quarter of 2024.

Our common stock trades on the Nasdaq Capital Market under the stock ticker symbol “KITT.”

Corporate Information

The address of our principal executive offices is 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598. Our phone number is (281) 942-9069. Our website address is www.nauticusrobotics.com. The contents of our website do not constitute part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at our website.

PROSPECTUS SUMMARY

Common Stock Offered by the Selling Stockholder	Up to 181,159,420 shares of our common stock.

Common Stock Outstanding After the Offering(1)	187,959,073 shares of our common stock, assuming (i) that all shares of common stock being registered for resale hereby are issued pursuant to the Facility Agreement at the assumed price and (ii) no other shares of our common stock are issued by us.

Use of Proceeds	We will not receive any of the proceeds from the sales of common stock by the selling stockholder pursuant to this prospectus. We may receive up to $250 million in aggregate gross proceeds under the Facility Agreement from any sales of shares of our common stock that we make to the selling stockholder pursuant to the Facility Agreement, assuming that we sell the full amount of our shares common stock that we have the right, but not the obligation, to sell to the selling stockholder under the Facility Agreement, and that we comply with the other conditions of the Facility Agreement. We intend to use the net proceeds, if any, from any sales of shares of our common stock that we make to the selling stockholder pursuant to the Facility Agreement for working capital and general corporate purposes. See “Use of Proceeds” in this prospectus.

Risk Factors	Investing in our common stock involves significant risks. Please read the information contained in and incorporated by reference under the heading “Risk Factors” in this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information included in or incorporated by reference into this prospectus, before deciding whether to invest in our common stock.

Nasdaq Capital Market Symbol	“KITT”

(1) Based on 6,840,174 shares of our common stock outstanding as of June 16, 2026, and excluding the following as of such date:

●	138 shares of common stock issuable upon exercise of stock options outstanding under our equity incentive plans, with a weighted-average exercise price of $5,271.76 per share;

●	7,576 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $7.75 per share;

●	392,368 shares of common stock issuable upon conversion of outstanding convertible debentures.

●	85,927 shares of common stock issuable upon conversion of outstanding convertible term loans;

●	2,425,800 shares of common stock issuable upon conversion of outstanding convertible preferred equity; and

●	139,379 shares of common stock available for future issuance under our 2022 Omnibus Incentive Plan.

RISK FACTORS

The risks and uncertainties described therein and below could materially adversely affect our business, financial condition, results of operations, cash flows, reputation, and prospects, as well as cause the value of our securities to decline. You may lose all or part of your investment as a result. You should also refer to the other information contained in this prospectus, or incorporated by reference, including our financial statements and the notes to those statements, and the information set forth under the caption “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements. The risks described below and contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and in our other reports filed with the SEC are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, results of operations, cash flows, reputation, and prospects.

Risks Related to this Offering

The sale of the shares of our common stock acquired by the selling stockholder, or the perception that such sales may occur, could cause the price of our common stock to decrease.

Pursuant to the Facility Agreement, the selling stockholder committed to purchase up to $250 million of our common stock. Such sales of shares of our common stock by the Company, if any, are subject to certain limitations set forth in the Facility Agreement and may occur from time to time at the Company’s sole discretion over a period of up to 24 months commencing on the date of the Facility Agreement, subject to the satisfaction or waiver of certain conditions, which we refer to as the Commitment Period. The purchase price for the shares of our common stock that we may issue and sell to the selling stockholder under the Facility Agreement will vary based on the price of shares of our common stock at the time we initiate the sale. Depending on market liquidity at the time, sales of such shares of our common stock may cause the trading price of our shares of common stock to decrease.

We generally have the right to control the timing and amount of any future sales of our shares to the selling stockholder. Sales of shares of our common stock to the selling stockholder under the Facility Agreement, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the selling stockholder all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the Facility Agreement. If and when we do sell shares to the selling stockholder, after the selling stockholder has acquired the shares of our common stock, the selling stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the selling stockholder by us could result in substantial dilution to the interests of other holders of our shares of common stock. Additionally, the sale of a substantial number of shares of our common stock to the selling stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Sales of a substantial number of our shares of our common stock in the public market by the selling stockholder and/or by our existing securityholders could cause the price of our shares of our common stock to fall.

The selling stockholder may sell under this prospectus, up to 181,159,420 shares of our common stock pursuant to the Facility Agreement. Sales of a substantial number of our shares of our common stock in the public market by the selling stockholder and/or by our other existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of our common stock.

If we fail to satisfy the Nasdaq Capital Market continued listing requirements, our common stock could be delisted from the Nasdaq.

The listing of our common stock on the Nasdaq Capital Market is contingent on our compliance with the Nasdaq Capital Market’s conditions for continued listing. If the Company is not able to meet the continued listing requirements of the Nasdaq Capital Market, which require, among other things, that the minimum bid price of the Company’s common stock must be $1.00 or more and either minimum stockholders’ equity of at least $2.5 million, market value of listed securities of at least $35 million, or net income from continuing operations of $500,000 in the most recent fiscal year or in two of the last three fiscal years, the Company’s common stock may be delisted.

On October 16, 2025, the Company received a deficiency letter (the “Deficiency Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC notifying the Company that as of such date it did not comply with the minimum market value of listed securities requirement under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”), nor did it meet the alternative requirements of stockholders’ equity under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”) or net income under Nasdaq Listing Rule 5550(b)(3). The Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”), which was held on December 4, 2025. The Hearings Panel granted the Company’s request for continued listing on the Nasdaq Capital Market, subject to the following conditions: (i) from the date of the Panel decision until April 14, 2026 (the end of the Panel’s jurisdiction in this matter), the Company had to maintain compliance with all Nasdaq Listing Rules; and (ii) the Company must maintain a shareholder equity value of $3.5 million for each fiscal quarter until December 19, 2026, based on a Mandatory Panel Monitor under Listing Rule 5815(d)(4)(A).

On December 19, 2025, the Company received a letter from Nasdaq indicating that it had demonstrated compliance with the Equity Rule and, as a result, satisfied the continued listing requirements of the Nasdaq Capital Market.

On April 27, 2026, the Company received a letter from the Panel confirming that the Company has satisfied the terms of the Panel’s December 4, 2025 decision and is in compliance with the applicable Nasdaq Listing Rules.

As set forth in the Panel’s determination and confirmed in the April 27, 2026 letter, the Company is still subject to a Mandatory Panel Monitor period pursuant to Nasdaq Listing Rule 5815(d)(4)(B). During the monitoring period, the Company is required to maintain a minimum stockholders’ equity of $3.5 million for each fiscal quarter until the end of the Mandatory Panel Monitor period, December 19, 2026. If the Company fails to satisfy this requirement, the Staff will issue a delisting determination with respect to the Company’s securities.

A delisting of the Company’s common stock could negatively impact the Company by, among other things, reducing the liquidity and market price of its common stock, reducing the number of investors willing to hold or acquire the Company’s common stock, which could negatively impact its ability to raise equity financing, decreasing the amount of news and analyst coverage of the Company, and limiting the Company’s ability to issue additional securities or obtain additional financing in the future. This negative impact on our ability to obtain additional liquidity further deepens the substantial doubt with the Company’s ability to continue as a going concern. Please see the risk factor “Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we may be unable to raise the additional capital needed to fund our operations and execute our business plan” below. In addition, delisting from the Nasdaq Capital Market might negatively impact the Company’s reputation and, as a consequence, its business, financial condition, results of operations, cash flows, reputation, prospects, or securities. Delisting could also have other negative results, including the potential loss of confidence by employees, the loss of institutional investor interest and fewer business development opportunities.

The issuance of shares to the selling stockholder under the Facility Agreement will cause substantial dilution to our existing stockholders; the discount at which the selling stockholder purchases shares and the variable pricing mechanism under the Facility Agreement may cause the price of our common stock to decline, which in turn would require us to issue a greater number of shares per dollar of funding drawn, creating a self-reinforcing cycle of dilution.

Due to the variable pricing formulas applicable to purchases under the Facility Agreement, sales of shares of our Common Stock at the assumed price and at prices below the assumed price under the Facility Agreement can cause significant dilutive effect on our issued and outstanding shares. Solely for purposes of illustration, if we were to draw $500,000 under the Facility Agreement at a price per share to the selling stockholder of $1.25, then we would be required to issue to the selling stockholder an aggregate of 400,000 shares, which would increase the number of shares outstanding by approximately 5.9% as of June 16, 2026. If the price of our Common Stock to the selling stockholder were to decline, and the price per share to the selling stockholder under the Facility Agreement was $0.75 (50% of the assumed price), whether such decline was due to market sales by the selling stockholder or otherwise, and we were to draw $500,000 under the Facility Agreement, then we would be required to issue to the selling stockholder an aggregate of approximately 666,667 shares of Common Stock, which would increase the number of shares outstanding by approximately 9.8% as of June 16, 2026.

In addition, because the purchase price for the shares of our common stock that we may issue and sell to the selling stockholder under the Facility Agreement is based on a formula of the lowest hourly or daily volume-weighted average price (VWAP) during the number of trading days following the price notice (depending on the different categories of the pricing period), any discount to the market price applicable to purchases under the Facility Agreement would have a dilutive impact on our existing stockholders. This discounted pricing gives the selling stockholder a financial incentive to sell the shares promptly after purchase to realize a profit. Such immediate or near-term resales could cause the market price of our common stock to decline. Because the selling stockholder is not restricted from selling the shares during or immediately after the pricing period (subject to the trading volume threshold limitation as set forth in the Facility Agreement), the market may perceive ongoing downward pressure on our stock price for as long as the Facility remains available. This perception alone could contribute to a decline in our stock price, even if the selling stockholder does not sell all or any of the shares it acquires.

Moreover, the lower our stock price at the time we sell shares to the selling stockholder, the greater the number of shares we must issue to raise the same dollar amount of proceeds. This structure can result in substantial dilution to our existing stockholders as the market price of the common stock decreases. This mechanism self-reinforces the dilutive effect of the issuance of shares pursuant to the Facility Agreement on our existing stockholders.

We believe the selling stockholder intends to promptly resell the shares of Common Stock that we sell to it under the Facility Agreement, and such resales could cause the market price of the Common Stock to decline significantly. If the market price of our Common Stock declines, then any subsequent sales by us to the selling stockholder under the Facility Agreement would require that we issue a greater number of shares of Common Stock to selling stockholder in exchange for each dollar paid to us by the selling stockholder, which would further increase the number of shares of Common Stock outstanding. Therefore, any decline in the market price of our Common Stock, followed by a draw by us under the Facility Agreement, would cause relatively greater dilution to the existing stockholders than such a draw would have caused prior to such decline.

Third-party market participants may engage in short-selling following delivery of an Advance Notice but before the shares are issued and delivered, which could depress our stock price during the pricing period and adversely affect the pricing of current and subsequent advances under the Facility Agreement.

After an Advance Notice is delivered under the Facility Agreement, there is a pricing/valuation period (of one to three trading days) during which the purchase price for the advance is determined by reference to the lower of (i) the lowest hourly or daily VWAP during the pricing period, and (ii) the lowest traded price on the trading day applicable to the pricing period, or during the applicable pricing period. During this period, shares have not yet been issued or delivered to the selling stockholder.

Other market participants who become aware of the Advance Notice, through public filings, market observation, or otherwise, may engage in short-selling activities during the pricing period in anticipation of the selling stockholder’s subsequent resales into the market.

The delivery of an Advance Notice, and the selling stockholder’s subsequent resales of shares issued under the Facility Agreement, therefore, could encourage short sales by third parties, which could contribute to the further decline of the price of our common stock during and following the pricing period.

If short-selling activities during one pricing period depress the market price of the Company’s common stock, the market price at the time of any subsequent Advance Notice may be lower than it otherwise would have been. A lower prevailing market price reduces the proceeds the Company receives per share on subsequent advances and increases the dilutive impact of the Facility Agreement on the existing stockholders. If the selling stockholder sells shares rapidly after each drawdown, downward pressure on the market price could occur, making subsequent financings more dilutive and adversely affecting the Company’s share price and the pricing of subsequent advances.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, and we may be unable to raise the additional capital needed to fund our operations and execute our business plan.

Our independent registered public accounting firm, WithumSmith+Brown, PC, has included an explanatory paragraph in its audit report on our financial statements for the fiscal year ended December 31, 2025, expressing substantial doubt about our ability to continue as a going concern. This conclusion reflects our history of recurring net losses and negative cash flows from operations since inception, our early stage of commercialization, and our dependence on external financing to fund ongoing operations. As of March 31, 2026, we had cash and cash equivalents of approximately $5.3 million and an accumulated deficit of approximately $332.9 million.

To continue developing and commercializing our autonomous subsea robotic systems and to execute our business plan, we will need to raise substantial additional capital through equity or debt financings, strategic partnerships, government contracts, or other sources. We cannot provide any assurance that such funding will be available on acceptable terms, or at all. If we are unable to obtain adequate financing when needed, we may be required to significantly curtail, delay, or discontinue our development and commercialization activities, reduce headcount, or cease operations entirely.

The going concern doubt expressed by our auditors may adversely affect our ability to raise additional capital, enter into or maintain strategic partnerships and customer relationships, and retain qualified personnel, and may cause significant uncertainty among investors and other counterparties regarding our long-term viability. While management is actively pursuing financing alternatives, including through our Equity Purchase Facility Agreement, there is no guarantee that these measures will be sufficient to alleviate the substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from an inability to continue as a going concern.

Risks Related to the Facility Agreement

It is not possible to predict the actual number of shares of our common stock we may sell to the selling stockholder under the Facility Agreement, or the actual gross proceeds resulting from such sales.

Because the purchase price per share to be paid by the selling stockholder for the shares of common stock that we may elect to sell to the selling stockholder under the Facility Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to the selling stockholder pursuant to the Facility Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to the selling stockholder under the Facility Agreement, the purchase price per share that the selling stockholder will pay for shares purchased from us under the Facility Agreement, or the aggregate gross proceeds that we will receive from those purchases by the selling stockholder under the Facility Agreement.

The selling stockholder will not be required to subscribe for any shares of common stock under the Facility Agreement which, when aggregated with all other shares of common stock then beneficially owned by the selling stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the selling stockholder and its affiliates to exceed 9.99% (which the Selling Stockholder, upon notice to the Company, may increase or decrease but in no event in excess of 9.99%) of the outstanding voting power or number of our shares of common stock.

If, following satisfaction of the conditions set forth in the Facility Agreement, we elect to sell to the selling stockholder all of the shares of our common stock being registered for resale hereunder, depending on the market prices of our common stock at the time of such sales, the gross proceeds from such sales of all such shares of common stock by us to the selling stockholder may be substantially less than the $250 million total purchase commitment available to us under the Facility Agreement, which could materially adversely affect our liquidity.

The number of shares of our common stock ultimately offered for sale by the selling stockholder is dependent upon the number of shares of common stock, if any, we ultimately sell to the selling stockholder under the Facility Agreement, and the sale of shares of our common stock under the Facility Agreement may cause the trading price of our shares of common stock to decline.

Investors who buy shares at different times will likely pay different prices, and the sale of the shares of our common stock acquired by the selling stockholder could cause the price of our shares of common stock to decline.

Pursuant to the Facility Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the selling stockholder. If and when we do elect to sell shares of our common stock to the selling stockholder pursuant to the Facility Agreement, after the selling stockholder has acquired such shares, the selling stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the selling stockholder in this offering as a result of future sales made by us to the selling stockholder at prices lower than the prices such investors paid for their shares in this offering. Further, the sale of a substantial number of shares of our common stock by the selling stockholder, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We may not have access to the full amount available under the Facility Agreement with the selling stockholder. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct the selling stockholder to purchase up to $250 million worth of shares of our common stock in a “regular purchase” (as set forth in the Facility Agreement) from time to time under the Facility Agreement over a 24-month period generally in amounts of shares of common stock that vary depending on the closing sale price of our common stock at the time of sale. Moreover, under certain circumstances as set forth in the Facility, we may, in our sole discretion, also direct the selling stockholder to purchase additional shares of common stock in “accelerated purchases” as set forth in the Facility Agreement.

Depending on the prevailing market price of our common stock, we may not utilize the maximum $250 million capacity during the term of the Facility Agreement. In addition, the selling stockholder will not be required to purchase any shares of our common stock if such sale would result in the selling stockholder’s stock exceeding the 9.99% (which the selling stockholder, upon notice to the Company, may increase or decrease but in no event in excess of 9.99%) of the outstanding voting power or number of the common stock. Our inability to access a portion or the full amount available under the Facility Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

If obtaining sufficient funding from the selling stockholder were to prove unavailable or prohibitively dilutive, we will need to secure another source of capital in order to satisfy our working capital needs.

USE OF PROCEEDS

This prospectus relates to the shares of our common stock that may be offered and resold from time to time by the selling stockholder. See “Plan of Distribution” elsewhere in this prospectus for more information. All of the shares of common stock offered by the selling stockholder pursuant to this prospectus will be sold by the selling shareholder for its respective account. We will not receive any of the proceeds from the sale of such shares or the issuance of any Commitment Shares.

We may receive up to $250 million in aggregate gross proceeds from sales of shares of our common stock we make to the selling stockholder under the Facility Agreement. We may choose to sell fewer than $250 million in shares of our common stock, or, due to the requirements of the Nasdaq Capital Market and/or the beneficial ownership limitation contained in the Facility Agreement, we may not be able to sell all $250 million in shares of our common stock under the Facility Agreement, in which case we would raise less than $250 million in aggregate gross proceeds under the Facility Agreement. It is also possible that we do not sell any shares of our common stock under the Facility Agreement.

We have broad discretion in the use of the net proceeds from any sales of shares of our common stock to the selling stockholder under the Facility Agreement. Our stockholders will not have the opportunity to evaluate the economic, financial, or other information on which we base our decisions on how to use the proceeds. Based upon our current plans and business conditions, we intend to use the net proceeds from such sales, without limitation, for working capital and general corporate purposes. We have not determined the amount of net proceeds to be used specifically for any such purposes. The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments, industry developments, and opportunities that may arise. We may find it necessary or advisable to use portions of the proceeds we receive from our sales of shares of our common stock to the selling stockholder under the Facility Agreement for other purposes.

We will bear all of the costs, fees, and expenses incurred in effecting the registration of the offer and sale of the shares of common stock covered by this prospectus, including, without limitation, the registration and filing fees, printing fees, listing fees of the Nasdaq Capital Market, and fees and expenses of our counsel and our accountants. The selling stockholder will bear all commissions and discounts, if any, attributable to the resale of shares of our common stock. See “Plan of Distribution” for additional information.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on a number of factors, including our business, financial condition, results of operations, cash flows, reputation, and prospects, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

EQUITY PURCHASE FACILITY AGREEMENT

On October 24, 2025, we entered into the Facility Agreement and that certain Registration Rights Agreement, which we refer to as the Registration Rights Agreement, with the selling stockholder pursuant to which the selling stockholder committed to purchase up to $250 million of our common stock and we agreed to register the resale of such shares of common stock under the Securities Act.

Upon the terms and subject to the satisfaction of the conditions set forth in the Facility Agreement, we have the right, but not the obligation, to sell to the selling stockholder, and the selling stockholder is obligated to purchase, up to $250 million, which we refer to as the Commitment Amount, in shares of our common stock. Such sales of shares of our common stock by the Company, if any, are subject to certain limitations and conditions set forth in the Facility Agreement, and may occur from time to time, at the Company’s sole discretion, over a period of up to 24 months, commencing on the date of the Facility Agreement, which we refer to as the Commitment Period.

During the Commitment Period, the Company may from time to time, by written notice delivered by the Company to the selling stockholder, which we refer to as an Advance Notice, direct the selling stockholder to purchase shares of our common stock, subject to a maximum number that varies depending on the type of advance selected (as described below), subject to other adjustments as set forth in the Facility Agreement. The purchase price for the shares of the Company’s common stock that the Company may issue and sell to the selling stockholder under the Facility Agreement is set forth at the below formula:

The purchase price for shares sold to the selling stockholder under each advance varies, depending on which pricing period the Advance Notice selects. Generally, the applicable purchase price is determined as the lower of (i) the lowest price at which the Company’s common stock traded on Nasdaq of the trading day applicable to the pricing period, or during the relevant pricing period, and (ii) the lowest hourly or daily VWAP of the Company’s common stock, in each case measured during the relevant pricing window for that advance (as further described below). In each case, the market price and pricing window are adjusted appropriately for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction.

Under the Facility Agreement, we may select one of four types of advances, each with a different pricing window during which the purchase price is determined:

1.	Regular Purchase. The pricing period covers the regular trading hours of Nasdaq, over three consecutive trading days. The three-day window begins on the same trading day the Advance Notice is received, if received at or before 9:00 a.m. New York City time, or beginning on the immediately following trading day if received after 9:00 a.m. New York City time. The purchase price under this category is the lower of (i) the lowest price of the Common Stock traded during those three trading days, and (ii) the lowest daily VWAP during those three trading days. The maximum number of shares we may request is the lower of (i) shares with a value of $1,000,000 based on the last closing price prior to the delivery of the Advance Notice, and (ii) shares equal to 100% of the median daily trading volume over the ten consecutive trading days immediately preceding the date of the Advance Notice.

2.	Accelerated Purchase. Available only if the selling stockholder confirms its acceptance of the Advance Notice. The pricing period is (a) the start of the regular trading hours of a trading day, if the Advance Notice was received before 9:00 a.m. New York City time on such trading day, (b) at a time specified by the selling stockholder in its confirmation if received between 9:00 a.m. and 4:00 p.m. New York City time on such trading day, or (c) at the start of the regular trading hours on the next trading day if received after 4:00 p.m. New York City time. The purchase price under this category is the lower of (i) the lowest price the common stock traded during the regular trading hours of the applicable trading day, and (ii) the lowest hourly VWAP during that day’s regular trading hours. The maximum number of shares we may request is the lower of (i) shares with a value of $2,500,000 based on the last closing price, and (ii) shares equal to 400% of the median daily trading volume over the preceding ten trading days.

3.	Extended Purchase. Available only if the selling stockholder confirms its acceptance. The pricing period covers a single trading day’s extended pre-market and regular trading hours (4:00 a.m. to 4:00 p.m. New York City time), beginning at a time specified by the selling stockholder in its confirmation if the Advance Notice was received before 4:00 p.m. New York City time, or on the immediately following trading day if received after 4:00 p.m. The purchase price under this category is the lower of (i) the lowest stock price traded during the extended trading hours on the applicable trading day, and (ii) the lowest hourly VWAP during those extended trading hours. The maximum number of shares we may request is the lower of (i) shares with a value of $2,500,000 based on the last closing price, and (ii) shares equal to 400% of the median daily trading volume over the preceding ten trading days.

4.	Overtime Purchase. Available only if the selling stockholder confirms its acceptance, and only on a trading day on which after-market trading on Nasdaq continues until 8:00 p.m. New York City time. The Advance Notice must be received by the selling stockholder between 4:00 p.m. and 7:30 p.m. New York City time on an after-market trading day. The pricing period runs from the time specified by the selling stockholder in its confirmation through the close of after-market trading at 8:00 p.m. New York City time. The purchase price under this category is the lower of (i) the lowest stock price traded during the after-market pricing hours (beginning at the start of Nasdaq regular trading hours on such trading day and ending at the conclusion of 8:00 p.m. New York City time) on the applicable trading day, and (ii) the lowest hourly VWAP during that after-market window. The maximum number of shares we may request is the lower of (i) shares with a value of $2,500,000 based on the last closing price, and (ii) shares equal to 400% of the median daily trading volume over the preceding ten trading days.

If, at any point during the applicable pricing window, the Company notifies the selling stockholder that a material outside event has occurred or that the Company is in a blackout period, or the selling stockholder determines that certain conditions under the Facility Agreement are not satisfied, the pricing window ends early and the advance is reduced to cover only the number of shares the selling stockholder sold during the pricing window prior to receiving such notice.

Unless earlier terminated as provided under the Facility Agreement, the term of the facility provided under the Facility Agreement expires on the earlier to occur of (i) the first day of the next month following the 24-month anniversary of the first trading date after the date of the Facility Agreement, (ii) the date on which the selling stockholder shall have made payment of advances for shares of our common stock equal to the Commitment Amount and all shares of common stock purchased pursuant to the Facility Agreement have been delivered, and (iii) the date on which the Company announces or publicly discloses a material restatement of its financial statements for two or more fiscal quarters, which we refer to as the Lapsed Registration Termination.

Under the Facility Agreement, the Company will control the timing and amount of sales of our common stock to the selling stockholder, if any. The selling stockholder has no right to require the Company to sell any shares of our common stock to the selling stockholder, but the selling stockholder is obligated to make purchases as the Company directs, subject to certain conditions set forth in the Facility Agreement. Actual sales of shares of our common stock to the selling stockholder, if any, will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading prices for shares of our common stock, and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

Consistent with the applicable listing rules of the Nasdaq Capital Market, the aggregate number of shares of our common stock that the Company may issue to the selling stockholder under the Facility Agreement may not exceed 19.99% of the shares of common stock issued and outstanding as of the execution date of the Facility Agreement, which we refer to as the Exchange Cap, unless the Company first obtains stockholder approval to issue shares of our common stock in excess of the Exchange Cap in accordance with applicable listing rules of the Nasdaq Capital Market.

Pursuant to the Facility Agreement, the Company was required to provide each stockholder entitled to vote at a meeting of stockholders of the Company, which was required to be promptly called and held not later than 60 days following the date of the Facility Agreement, a proxy statement in a form reasonably acceptable to the selling stockholder and its counsel, at the expense of the Company to solicit each of the Company’s stockholders’ affirmative vote at the stockholder meeting for approval of the proposal to authorize the issuance of all shares of our common stock issuable thereunder in compliance with the rules and regulations of the Nasdaq Capital Market, and the Company is required to use its reasonable best efforts to solicit its stockholders’ approval of such proposal and to cause the board of directors of the Company to recommend to the stockholders that they approve such proposal. On January 28, 2026, we received stockholder approval to issue EPFA Shares in excess of the Exchange Cap.

Additionally, the Company may not direct the selling stockholder to purchase any shares of our common stock under the Facility Agreement if such purchase, when aggregated with all other shares of our common stock then owned by the selling stockholder and its affiliates beneficially, would result in the selling stockholder and its affiliates beneficially owning (on an aggregated basis) more than 9.99% of the then outstanding voting power or number of shares of our common stock; provided that, the selling stockholder may increase or decrease this ownership limitation, upon notice to the Company, which notice will not be effective until the 61st day following the date such notice is delivered, not to exceed 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock held by the selling stockholder.

The Facility Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The Company has the right to terminate the Facility Agreement at any time effective 5 trading days after providing written notice to the selling stockholder, at no cost or penalty, provided that there are no outstanding Advance Notices, the shares of our common stock under which have yet to be issued.

As consideration for the selling stockholder’s commitment to purchase shares of our common stock in accordance with the Facility Agreement, the Company agreed to pay a commitment fee in an amount equal to $100,000, which we refer to as the “Commitment Fee”, payable either, at the selling stockholder’s option, (i) in cash or, (ii) by the issuance to the selling stockholder on the first trading day after the date of the Facility Agreement (October 27, 2025) (the Effective Date) of such number of shares of our common stock that is equal to the Commitment Fee divided by the lowest Daily VWAP (the volume-weighted average price of our common stock during regular trading hours on a given trading day, as reported by Bloomberg L.P. or FactSet Research Systems Inc.) of our common stock during the 10 trading days immediately prior to the Effective Date, which we refer to as the Commitment Shares. The Company determined to issue the Commitment Shares for the Commitment Fee. In addition, during the period beginning on the date of the Facility Agreement through, and including, three calendar months after a Lapsed Registration Termination (as defined in the Facility Agreement) or any termination of the Facility Agreement pursuant to Section 9.01(b) thereof, the Company granted to the selling stockholder a right of first refusal with respect to certain third party offers received by the Company regarding the issuance or sale of any equity security or equity-linked or related security by the Company, subject to the notice and other conditions set forth in the Facility Agreement.

In connection with the Facility Agreement, on October 24, 2025, the Company also entered into the Registration Rights Agreement with the selling stockholder with respect to the resale of the shares of common stock issuable under the Facility Agreement and the Commitment Shares. The amended registration statement of which this prospectus forms a part is being filed pursuant to the Company’s obligations under the Registration Rights Agreement.

The foregoing descriptions of the Facility Agreement and the Registration Rights Agreement are only summaries and are qualified in their entirety by reference to the full text of the Facility Agreement and the Registration Rights Agreement, copies of which are filed as exhibits to the Amendment No. 1 to Registration Statement on Form S-1 of which this prospectus forms a part. The representations, warranties, and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The offer and sale of shares of our common stock pursuant to the Facility Agreement and the Commitment Shares have not been registered under the Securities Act or any state securities laws. The shares of our common stock may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In the Facility Agreement, the selling stockholder represented to us that it is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act, and our offer and sale of the common stock under the Facility Agreement and the Commitment Shares are being made in reliance upon the exemptions from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the selling stockholder named in the table below of any or all of the shares of our common stock that has been or may be issued by us to the selling stockholder pursuant to the Facility Agreement. We are registering the common stock pursuant to the provisions of the Facility Agreement and the Registration Rights Agreement entered into with the selling stockholder in order to permit such selling stockholder to offer its shares for resale from time to time.

The table below presents information regarding the selling stockholder and the common stock it may offer from time to time under this prospectus. This table is prepared based on holdings by the selling stockholder as of June 16, 2026 and is based on the assumed price or issuance price, as applicable.

As used in this prospectus, the term “selling stockholder” includes the selling stockholder named in the table below, and any donees, pledgees, transferees, or other successors-in-interest selling shares received after the date of this prospectus from such selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus” represents all of the common stock that the selling stockholder may offer for resale under this prospectus. The selling stockholder may sell some, all, or none of its shares offered by this prospectus. We do not know how long the selling stockholder will hold its shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes common stock with respect to which the selling stockholder has voting and investment power. Pursuant to the Facility Agreement, the selling stockholder will not be required to subscribe for any shares of common stock which, when aggregated with all other shares of common stock then beneficially owned by the selling stockholder and its affiliates, would result in the beneficial ownership by the selling stockholder and its affiliates to exceed 9.99% (which the selling stockholder, upon notice to the Company, may increase or decrease but in no event in excess of 9.99%) of the outstanding voting power or number of the common stock. The second column reflects that beneficial ownership limitation. The third column does not, and it assumes that the maximum number of shares to be offered for resale pursuant to this prospectus has been issued to each selling stockholder. The fourth and fifth columns assume the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Offered for Resale Pursuant to this Prospectus		Number of Shares Beneficially Owned After Offering	Percent of the class to be Owned After Offering
SZOP OPPORTUNITIES I LLC(1)	552,539(2)	181,159,420	(3)	0	*

*	Represents less than 1%.

(1)	SZOP Opportunities I LLC (“SZOP”) is wholly-owned by SZOP Opportunities Management LLC (“SZOP Management”). Voting and investment decisions with respect to these securities are made by a majority of the members of SZOP Management, comprised of three persons: Kerry Propper, Isaac Barber and Jack Liu. None of those persons individually has voting or dispositive power over the shares and none of those persons therefore are deemed to have beneficial ownership over those securities under the so-called “rule of three” pursuant to SEC guidance. The address of the Selling Stockholder is 1 Penn Plaza, Suite 4810, New York, NY 10119.

(2)	Consists of (i) 17,882 shares of common stock currently owned, (ii) 6,661 Commitment Shares and (iii) 527,996 shares of our common stock the selling stockholder will be deemed to beneficially own upon the effectiveness of this registration statement of which this prospectus forms a part, which in the aggregate is equal to 8.08% of the 6,840,174 shares of our common stock outstanding as of June 16, 2026.

(3)	Consists of 181,159,420 shares of our common stock issuable pursuant to the Facility Agreement, including the Commitment Shares.

PLAN OF DISTRIBUTION

We are registering up to 181,159,420 shares of common stock to permit the resale or transfer of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the offer and sale of the shares of our common stock hereunder.

The selling stockholder may sell or transfer the securities by one or more of the following methods, without limitation:

●	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

●	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

●	ordinary brokerage transactions and transactions in which the broker solicits purchases;

●	privately negotiated transactions;

●	through the distribution of the securities by the selling stockholder to its partners, members or equity holders;

●	one or more underwritten offerings on a firm commitment or best efforts basis;

●	any combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may elect to make a pro rata in-kind distribution of securities to its members, partners or equity holders pursuant to the registration statement of which this Prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or equity holders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholder may also transfer the securities by gift. We do not know of any arrangements by the selling stockholder for the sale of any of the securities. The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholder may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, when such resale under Rule 144 becomes available, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The respective number of each of the selling stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder’s securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of selling stockholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from the selling stockholder and/or purchasers of selling stockholder common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. As an underwriter, the selling stockholder is required to comply with certain requirements of the Securities Act and the Exchange Act, including Regulation M. We have advised the selling stockholder that the anti-manipulation rules of Regulation M promulgated under the Exchange Act may prohibit the selling stockholder, and any other distribution participants that are participating in the distribution of the Company’s shares, from (a) engaging in market making activities (including placing bids or making purchases to stabilize the price of the Company’s common stock) while the Facility Agreement is in effect, and (b) purchasing shares of the Company’s common stock in the open market during the applicable restricted period while the Facility Agreement is in effect. These restrictions may limit the ability of the selling stockholder and other distribution participants to purchase shares of our common stock or engage in market making activities while the Facility Agreement is in effect and may adversely affect the trading market for our common stock. Any discounts, concessions, commissions, or fees received by the selling stockholder and any profit on the resale of the securities sold by the selling stockholder is deemed to be underwriting discounts and commissions.

Any underwriters, brokers, dealers, or agents that participate in the distribution of the securities may be deemed to be “underwriters,” within the meaning of Section 2(a)(11) of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

In addition, the selling stockholder is prohibited from engaging in any short sales of our common stock or any hedging transaction that establishes a net short position with respect to our common stock during the term of the Facility Agreement.

Notwithstanding the foregoing, the Facility Agreement’s prohibition on short sales applies only to the selling stockholder and its affiliates. Other market participants, including third-party traders who become aware of the delivery of an Advance Notice under the Facility Agreement, are not subject to any restriction on short-selling our common stock. Short-selling activity by third parties during the pricing period applicable to an Advance Notice could depress the VWAP used to calculate the purchase price for that advance, resulting in a lower per-share price, a higher number of shares issuable to the selling stockholder, and greater dilution to existing stockholders. Any such downward price pressure during one pricing period may also negatively affect the price of our common stock at the time of any subsequent Advance Notice, further compounding the foregoing effects.

The selling stockholder has represented to us that at no time prior to the date of the Facility Agreement has the selling stockholder, its sole member, any of their respective officers, or any entity managed or controlled by the selling stockholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The selling stockholder has agreed that during the term of the Facility Agreement, neither it, nor any of its sole member, any of their respective officers, or any entity managed or controlled by the selling stockholder will enter into or effect, directly or indirectly, any of the foregoing transactions.

We also have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The selling stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the selling stockholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

DESCRIPTION OF CAPITAL STOCK

The following summary sets forth the material terms of our securities including capital stock and warrants. The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Second Amended and Restated Certificate of Incorporation, as amended (“Charter”), our Amended and Restated Bylaws, as amended (“Bylaws”), and warrant-related documents, which are included as exhibits to the Amendment No. 1 to Registration Statement on Form S-1 of which this prospectus forms a part. We urge you to read such documents in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 635,000,000 total shares, consisting of (a) 625,000,000 shares of common stock, which we refer to as our common stock, and (b) 10,000,000 shares of preferred stock, 40,000 of which are designated as Series A Convertible Preferred Stock, which we refer to as our Series A Preferred Stock, 50,000 of which are designated as Series B Convertible Preferred Stock, which we refer to as our Series B Preferred Stock, and 100,000 of which are designated as Series C Convertible Preferred Stock, which we refer to as our Series C Preferred Stock. As of June 16, 2026, the Company had 6,799,653 shares of common stock outstanding, 5,546 shares of Series A Preferred Stock outstanding, 2,013 shares of Series B Preferred Stock outstanding, and 2,843 shares of Series C Preferred Stock outstanding.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of the common stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of our preferred stock, the holders of the common stock, as such, shall be entitled to the payment of dividends on the common stock when, as and if declared by our board of directors, which we refer to as the Board, in accordance with applicable law. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Liquidation

Subject to the rights and preferences of any holders of any shares of any outstanding series of our preferred stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to our stockholders shall be distributed among the holders of the then outstanding the common stock pro rata in accordance with the number of shares of the common stock held by each such holder.

Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws limit the liability of our directors, and provide for the indemnification of our current and former officers and directors, in each case, to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter and Bylaws. The Charter and Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

In connection with the closing of our de-SPAC business combination (the “Business Combination”) on September 9, 2022 (the “Closing”), CleanTech Acquisition Corp. (“CLAQ”) purchased a tail policy with respect to liability coverage for the benefit of former CLAQ officers and directors. We will maintain such tail policy for a period of no less than six (6) years following the Closing.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; Charter and Bylaws

The Charter and Bylaws contain, and the General Corporate Law of the State of Delaware, which we refer to as the DGCL, contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the Board’s ability to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of the Company not approved in advance by the Board.

Special Meetings

The Charter provides that special meetings of the stockholders may be called only by or at the direction of the Board, the Chairperson of the Board or the Chief Executive Officer. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of the Company.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the secretary at the principal executive offices of Nauticus within the time periods set forth in the Bylaws. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business. Stockholder proposals of business other than director nominations cannot be submitted in connection with special meetings of stockholders.

The Bylaws allow the presiding officer at a meeting of stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if such rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting for Amendments to Our Governing Documents

The Charter requires the affirmative vote of at least 66⅔% of the voting power of all shares of common stock then outstanding to amend certain provisions of the Charter. The Charter provides that the Board is expressly authorized to adopt, amend or repeal the Bylaws and that our stockholders may amend certain provision of the Bylaws only with the approval of at least 66⅔% of the voting power of all shares of our common stock then outstanding. These provisions make it more difficult for stockholders to change the Charter or Bylaws and may, therefore, defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to amend the Charter or Bylaws or otherwise attempting to influence or obtain control of the Company.

No Cumulative Voting

The DGCL provides that a stockholder’s right to vote cumulatively in the election of directors does not exist unless the certificate of incorporation specifically provides otherwise. The Charter does not provide for cumulative voting. The prohibition on cumulative voting has the effect of making it more difficult for stockholders to change the composition of the Board.

Classified Board of Directors

The Charter provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, designated Class I, Class II, and Class III. The terms of Class I, Class II, and Class III directors end at our 2026, 2027 and 2028 annual meetings of stockholders, respectively. Directors of each class the term of which shall then expire shall be elected to hold office for a three-year term. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board and require a longer time period to do so. The Charter provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more meetings of stockholders at which directors are elected.

Removal of Directors; Vacancies

The Charter and Bylaws provide that, so long as the Board is classified, directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Therefore, because stockholders cannot call a special meeting of stockholders, as discussed above, stockholders may only submit a stockholder proposal for the purpose of removing a director at an annual meeting. The Charter and Bylaws provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office or by a sole remaining director. Therefore, while stockholders may remove a director, stockholders are not able to elect new directors to fill any resulting vacancies that may be created as a result of such removal.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders to be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. The Charter and Bylaws preclude stockholder action by written consent. This prohibition, combined with the fact stockholders cannot call a special meeting, as discussed above, means that stockholders are limited in the manner in which they can bring proposals and nominations for stockholder consideration, making it more difficult to effect change in our governing documents and the Board.

Warrants

Our Outstanding Warrants

As of June 16, 2026, 11,779,167 of the warrants sold in our IPO as part of the Units (whether they were purchased in the IPO or thereafter in the open market, the “Public Warrants”) are outstanding. For every 2,592 Public Warrants, the registered holder is entitled to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. However, no Public Warrants will be exercisable for cash unless we have an effective and current registration statement (including a current prospectus) covering the shares of common stock issuable upon exercise of the Public Warrants. Notwithstanding the foregoing, during any period when we shall have failed to maintain an effective registration statement, warrant holders may exercise, subject to the terms of the Warrant Agreement, dated July 14, 2021, between Continental Stock Transfer & Trust Company and the Company (the “Warrant Agreement”), Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act.

The Public Warrants will expire on the fifth anniversary of our completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Private Warrants (which means the warrants issued to the sponsors of CLAQ in a private placement in connection with the IPO) (collectively with the Public Warrants, the “Warrants”) are identical in all material respects to the Public Warrants except that (i) such Private Warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers of such warrants or their affiliates, and (ii) the Private Warrants purchased by CleanTech Investments will not be exercisable more than five years from July 14, 2021, in accordance with FINRA Rule 5110(g)(8), as long as Chardan Capital Markets, LLC or any of its related persons beneficially own these private warrants.

Redemption

We may call the outstanding Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the Public Warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $42,768 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption (the “Redemption Date”). On and after the Redemption Date, a record holder of a Public Warrant will have no further rights except to receive the redemption price for such holder’s Public Warrant upon surrender of such Public Warrant.

The redemption criteria for our Public Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the Public Warrants. Redemption may occur at a time when the redeemable warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your Public Warrants remained outstanding. Historical trading prices for our common stock have not exceeded the $2.06  per share threshold (subject to adjustment for splits, dividends, recapitalizations and other similar events) at which the Public Warrants would become redeemable. However, this could occur in the future.

In the event we elect to redeem our Public Warrants, we will notify holders of Public Warrants of such redemption as described in the Warrant Agreement, and we will fix the Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the books maintained by the warrant agent, Continental Stock Transfer & Trust Company. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the Public Warrants will be notified of such redemption via posting of the redemption notice to DTC.

If we call the Public Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of common stock to be issued and thereby lessen the dilutive effect of a warrant redemption.

Whether we will exercise our option to require all holders to exercise their Public Warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the Public Warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants. If we call the Public Warrants for redemption and our management does not take advantage of this option, the holders of the Private Warrants and their permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis.

The Public Warrants were issued in registered form under the Warrant Agreement which provides that the terms of the Public Warrants may be amended without the consent of any holder to, among other things, cure any ambiguity or correct any defective provision that is not inconsistent with the Warrant Agreement, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change not permitted by Section 9.8 of the Warrant Agreement, including any amendment to increase the exercise price of the Warrants or shorten the exercise period.

The exercise price and number of shares of common stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders (who are not stockholders of the Company) do not and will not have the rights or privileges of holders of shares of common stock, including, without limitation, any voting rights, unless and until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the Warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant Agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the Warrants, holders will be unable to exercise their Warrants, and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited, and the Warrants may expire worthless.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.9% (or such other amount as a holder may specify) of common stock outstanding.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Preferred Stock

Series A Preferred Stock

General. The Company has filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series A Convertible Preferred Stock of the Company (the “Series A Certificate of Designation”) and designated 40,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”). As of June 16, 2026, there were 5,546 shares of Series A Preferred Stock outstanding. Each share of Series A Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series A Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, unless the Required Holders (as defined in the Series A Certificate of Designation) consent to the creation of other capital stock of the Company that is senior or equal in rank to the Series A Preferred Stock.

Dividends. The holders of Series A Preferred Stock will be entitled to a 5% per annum dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid. The dividends are payable to each record holder of the Series A Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Series A Certificate of Designation), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series A Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. Each holder of Series A Preferred Stock may convert all, or any part, of the outstanding Series A Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $4.75, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Initial Issuance Date, a holder may elect to convert the Series A Preferred Stock held by such holder at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price; and

●	the greater of:

●	the floor price of $17.71 (the “Floor Price”); and

●	98% of the lowest volume weighted average price (“VWAP”) of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series A Preferred Stock at the “Alternate Conversion Price”.

The Series A Certificate of Designation contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreement) of the Company, (iv) the Company’s failure to cure a conversion failure or failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series A Preferred Stock, and (iv) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum or the maximum rate permitted under applicable law.

If at the time of a conversion the Alternate Conversion Price is determined to be the Floor Price because such Floor Price is greater than 98% of the then ten-day volume weighted average price of a share of common stock, then the Conversion Amount (as defined in the Series A Certificate of Designation), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the exchange, the Company obtained stockholder approval at a special meeting of stockholders held on January 15, 2025, of the issuance of Conversion Shares at a conversion price below the Conversion Price (the date of such approval, the “Stockholder Approval Date”). If, on or after the Stockholder Approval Date, the Company issues any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to the New Issuance Price.

If on either of (i) the 30th calendar day after the date the Preferred Shares are issued (the “Initial Issuance Date”) or (ii) the 60th calendar day after the Initial Issuance Date, as applicable, (each, an “Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Floor Price and (B) the Market Price then in effect (the “Adjustment Price”), on the Adjustment Date the Conversion Price shall automatically lower to the Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series A Preferred Stock at a redemption price equal to the greater of (1) 1.25 times the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) 1.25 times the equity value, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day immediately preceding such Bankruptcy Triggering Event and the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange the holder’s shares of Series A Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Series A Certificate of Designation), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series A Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series A Preferred Stock. The equity value of the common stock underlying the Series A Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and the date the Company makes the entire payment required.

Fundamental Transactions. The Series A Certificate of Designation prohibits the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Series A Certificate of Designation and the other Transaction Documents (as defined in the Series A Certificate of Designation).

Voting Rights. The holders of the Series A Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Series A Certificate of Designation (or as otherwise required by applicable law).

Covenants. The Series A Certificate of Designation contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Series A Certificate of Designation) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any preferred stock or issue any other securities that would cause a breach or default under the Series A Certificate of Designation.

Reservation Requirements. So long as any Series A Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series A Preferred Stock then outstanding.

This description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series A Certificate of Designations.

Series B Preferred Stock

General. The Company filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series B Convertible Preferred Stock of the Company (the “Series B Certificate of Designation”) and designated 50,000 shares of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). As of June 16, 2026, there were 2,013 shares of Series B Preferred Stock outstanding. Each share of Series B Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series B Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, unless the Required Holders (as defined in the Purchase Agreement) consent to the creation of other capital stock of the Company that is senior or on parity in rank (which, for the avoidance of doubt, such parity stock shall include the Series A Convertible Preferred Stock, $0.0001 par value, of the Company) to the Series B Preferred Stock.

Dividends. The holders of Series B Preferred Stock will be entitled to a 10% per annum dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of common stock, when and if actually paid. The dividends are payable to each record holder of the Series B Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Certificate of Designations), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Shares or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Purchase Rights”), then each holder of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series B Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. At any time from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of Series B Preferred Stock may convert all, or any part, of the outstanding Series B Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $4.75, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Initial Issuance Date, a holder may elect to convert the Series B Preferred Stock held by such holder at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price; and

●	the greater of:

●	the floor price of $13.22 (the “Floor Price”); and

●	98% of the lowest volume weighted average price (“VWAP”) of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series B Preferred Stock at the “Alternate Conversion Price.”

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Purchase Agreement) of the Company, (iv) the Company’s failure to cure a conversion failure of failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series B Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum and the maximum rate permitted under applicable law.

If at the time of a conversion the Alternate Conversion Price is determined to be the Floor Price because such Floor Price is greater than 98% of the lowest VWAP of a share of common stock during the ten (10) trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, then the Conversion Amount (as defined in the Certificates of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the Preferred Offering, the Company has agreed to seek stockholder approval at a special meeting of stockholders to be held not later than November 3, 2025 of the issuance of all of the Conversion Shares issuable pursuant to the Purchase Agreement at a conversion price below the Conversion Price in compliance with the rules and regulations of the Nasdaq Capital Market (the date of such approval, the “Stockholder Approval Date”). If, at any time on or after the date of the Purchase Agreement, the Company issues any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to the New Issuance Price.

If on either of (i) the 30th calendar day after the Initial Issuance Date or (ii) the 60th calendar day after the Initial Issuance Date, as applicable, (each, an “Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Floor Price and (B) the Market Price (as defined therein) then in effect (each an “Adjustment Price”), on such Adjustment Date the Conversion Price shall automatically lower to such Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series B Preferred Stock at a redemption price equal to the greater of (1) a 25% redemption premium on the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) the equity value at a 25% redemption premium, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series B Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange such holder’s shares of Series B Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series B Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series B Preferred Stock. The equity value of the common stock underlying the Series B Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and ending on the trading day immediately prior to the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibits the Company from entering into specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series B Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any Preferred Shares (except as contemplated in the Purchase Agreement) or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series B Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series B Preferred Stock then outstanding.

This description of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series B Certificate of Designations.

Series C Preferred Stock

General. The Company filed with the Secretary of State of the State of Delaware the Certificate of Designation of Series C Convertible Preferred Stock of the Company (the “Series C Certificate of Designation”) and designated 100,000 shares of Series C Convertible Preferred Stock (the “Series C Preferred Stock”). As of June 16, 2026, there were 2,843 shares of Series C Preferred Stock outstanding. Each share of Series C Preferred Stock has a stated value of $1,000 per share and is fully paid and non-assessable.

Ranking. The Series C Preferred Stock, with respect to the payment of dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company, ranks senior to all capital stock of the Company, unless the Required Holders (as defined in the Certificate of Designations) consent to the creation of other capital stock of the Company that is senior or equal in rank (which, for the avoidance of doubt, such parity stock shall include the Series A Convertible Preferred Stock, $0.0001 par value, of the Company and Series B Convertible Preferred Stock, $0.0001 par value, of the Company) to the Series C Preferred Stock.

Dividends. The holders of Series C Preferred Stock will be entitled to a 10% per annum dividends, on an as-if converted basis, equal to and in the same form as dividends actually paid on shares of the common stock, when and if actually paid. The dividends are payable to each record holder of the Series C Preferred Stock in shares of common stock so long as there has been no Equity Conditions Failure (as defined in the Certificate of Designations), and the Company may, at its option, under certain circumstances, capitalize the dividend by increasing the stated value of each Preferred Share or elect a combination of the capitalized dividend and a payment in dividend shares.

Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities, or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of common stock (the “Purchase Rights”), then each holder of Series C Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete conversion of all the Series C Preferred Stock held by such holder immediately prior to the date as of which the record holders of shares of common stock are to be determined for the grant, issue or sale of such Purchase Rights at the Alternate Conversion Price (as defined below); subject to certain limitations on beneficial ownership.

Conversion Rights

Conversion at Option of Holder. At any time from and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of Series C Preferred Stock may convert all, or any part, of the outstanding Series C Preferred Stock, at any time at such holder’s option, into shares of the common stock (which converted shares of common stock are referred to as “Conversion Shares” herein) at the fixed “Conversion Price” of $7.60, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. The amounts to be converted include unpaid dividends and other charges for the Preferred Shares.

Voluntary Adjustment Right. Subject to the rules and regulations of the Nasdaq, the Company has the right, at any time, with the written consent of the Required Holders, to lower the fixed conversion price to any amount and for any period of time deemed appropriate by the board of directors of the Company (the “Board”).

Alternate Conversion at the Holder’s Election. At any time after the Initial Issuance Date, a holder may elect to convert the Series C Preferred Stock held by such holder at the “Alternate Conversion Price” equal to the lesser of:

●	the Conversion Price; and

●	the greater of:

◦	the floor price of $1.52 (the “Floor Price”); and

◦	98% of the lowest volume weighted average price (“VWAP”) of the common stock during the 10 consecutive trading days immediately prior to such conversion.

Alternate Conversion Upon a Triggering Event. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series C Preferred Stock at the “Alternate Conversion Price”.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event” including certain Bankruptcy Triggering Event (as defined therein)), including but not limited to: (i) the suspension from trading or the failure to list the common stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the occurrence of any default under, redemption of or acceleration prior to maturity of at least an aggregate of $500,000 of Indebtedness (as defined in the Exchange Agreements) of the Company, (iv) the Company’s failure to cure a conversion failure or failure to deliver shares of the common stock upon conversion, or notice of the Company’s intention not to comply with a request for conversion of any Series C Preferred Stock, and (v) bankruptcy or insolvency of the Company.

From and after the occurrence and during the continuance of any Triggering Event, the Dividend Rate in effect shall automatically be increased to the lesser of 18% per annum and the maximum rate permitted under applicable law.

If at the time of a conversion the Alternate Conversion Price is determined to be the Floor Price because such Floor Price is greater than 98% of the lowest VWAP of a share of common stock during the ten (10) trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the applicable conversion notice, then the Conversion Amount (as defined in the Certificates of Designations), shall automatically increase pro rata, by the applicable Alternate Conversion Floor Amount (as defined therein).

Other Adjustments. In connection with the Exchanges, the Company has agreed to seek stockholder approval at a special meeting of stockholders to be held not later than January 17, 2026 of the issuance of all of the Conversion Shares issuable pursuant to the Exchange Agreements at a conversion price below the Conversion Price in compliance with the rules and regulations of Nasdaq (the date of such approval, the “Stockholder Approval Date”). If, at any time on or after the date of the Exchange Agreements, the Company issues any shares of common stock for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance, the Conversion Price shall be reduced to the New Issuance Price.

If on either of (i) the 30th calendar day after the Initial Issuance Date or (ii) the 60th calendar day after the Initial Issuance Date, as applicable, (each, an “Adjustment Date”), the Conversion Price then in effect is greater than the greater of (A) the Floor Price and (B) the Market Price (as defined therein) then in effect (the “Adjustment Price”), on the Adjustment Date the Conversion Price shall automatically lower to the Adjustment Price.

Bankruptcy Triggering Event Redemption Right. Upon any Bankruptcy Triggering Event, the Company shall immediately redeem in cash all amounts due under the Series C Preferred Stock at a redemption price equal to the greater of (1) a 25% redemption premium on the Conversion Amount to be redeemed; and (2) the product of (X) the Conversion Rate (calculated using the lowest Alternate Conversion Price during the period commencing on the 20th Trading Day immediately preceding such public announcement and ending on the date the Company makes the entire redemption payment), multiplied by (Y) the equity value at a 25% redemption premium, unless the holder waives such right to receive such payment. The equity value of the common stock underlying the Series C Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding such Bankruptcy Triggering Event and ending on the date the Company makes the entire payment required. No holder shall be permitted to require redemption of any shares of preferred stock except solely in the event of the liquidation of the Company.

Change of Control Exchange. Upon a change of control of the Company, each holder may require the Company to exchange such holder’s shares of Series C Preferred Stock for consideration equal to the Change of Control Election Price (as defined in the Certificate of Designations), to be satisfied at the Company’s election in either (x) cash or (y) rights convertible into such securities or other assets to which such holder would have been entitled with respect to such shares of common stock had such shares of common stock been held by such holder upon consummation of such corporate event.

Company Optional Redemption. At any time the Company shall have the right to redeem in cash all, but not less than all, the shares of Series C Preferred Stock then outstanding at a 25% redemption premium to the greater of (i) the Conversion Amount being redeemed, and (ii) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed, multiplied by (2) the equity value of the common stock underlying the Series C Preferred Stock. The equity value of the common stock underlying the Series C Preferred Stock is calculated using the greatest closing sale price of the common stock on any trading day during the period commencing on the trading day immediately preceding the date the Company notifies the holders of the Company’s election to redeem and ending on the trading day immediately prior to the date the Company makes the entire payment required.

Fundamental Transactions. The Certificate of Designations prohibits the Company from entering into specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless the Company (or the Company’s successor) assumes in writing all of the Company’s obligations under the Certificate of Designations and the other Transaction Documents (as defined in the Certificate of Designations).

Voting Rights. The holders of the Series C Preferred Stock shall have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of share of capital stock, and shall not be entitled to call a meeting of such holders for any purpose nor shall they be entitled to participate in any meeting of the holders of common stock, except as provided in the Certificate of Designations (or as otherwise required by applicable law).

Covenants. The Certificate of Designations contains a variety of obligations on the Company’s part not to engage in specified activities. In particular, the Company will not, and will cause the Company’s subsidiaries to not, redeem, repurchase or declare any dividend or distribution on any of the Company’s capital stock (other than as required under the Certificate of Designations) and will not incur any indebtedness other than ordinary course trade payables or, subject to certain exceptions, incur any liens. In addition, the Company will not issue any Preferred Shares (except as contemplated in the Exchange Agreements) or issue any other securities that would cause a breach or default under the Certificate of Designations.

Reservation Requirements. So long as any Series C Preferred Stock remains outstanding, the Company shall at all times reserve at least 100% of the number of shares of common stock as shall from time to time be necessary to effect the conversion of all Series C Preferred Stock then outstanding.

This description of the Series C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Series C Certificate of Designations.

Future Classes or Series of Preferred Stock

Our board of directors is authorized to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the Delaware law, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the Delaware law.

Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designations that describes the terms of the series of preferred stock we may offer in the future. This description and the applicable prospectus supplement will include:

●	the title and stated value;

●	the number of shares authorized;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date, and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	voting rights, if any, of the preferred stock;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	whether interests in the preferred stock will be represented by depositary shares;

●	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

All shares of preferred stock offered will be fully paid and non-assessable. Any shares of preferred stock that are issued will have priority over the common stock with respect to dividend or liquidation rights or both.

Our Board could create and issue a series of preferred stock with rights, privileges or restrictions which effectively discriminate against an existing or prospective holder of preferred stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control of our company without any further stockholder action.

Holders

As of June 16, 2026, we had 36 record holders of our common stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004.

Listing of Securities

Our common stock and Public Warrants are listed on the Nasdaq Capital Market under the symbols “KITT” and “KITTW,” respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

Copies of certain information filed by us with the SEC are also available on our website at www.nauticusrobotics.com. We may use our investor relations website to post important information for investors, including press releases, public conference calls, and webcasts, and other information, and as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor our investor relations website, in addition to following filings with the SEC. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at our website.

This prospectus is part of the Amendment No. 1 to Registration Statement on Form S-1 we filed with the SEC. This prospectus omits some information contained in the Registration Statement on Form S-1 in accordance with SEC rules and regulations. You should review the information and exhibits in the Amendment No. 1 to Registration Statement on Form S-1 for further information about us and our securities. Statements in this prospectus supplement concerning any document we filed as an exhibit to the Amendment No. 1 to Registration Statement on Form S-1 or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the Amendment No. 1 to Registration Statement on Form S-1 from the SEC’s website.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Corporate Secretary

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, Texas 77598

(281) 942-9069

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must carefully review all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference herein have been modified or superseded. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. However, we undertake no obligation to update or revise any statements we make, except as required by law.

This prospectus incorporates by reference the documents listed below (in each case, other than those documents or the portions of those documents not deemed to be filed, including information furnished under Item 2.02 or Item 7.01 of Form 8-K and any corresponding information furnished with respect to such Items under Item 9.01 or as an exhibit):

●	our Annual Report on Form 10-K for fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026, as amended on April 21, 2026;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K (and amendments thereto) filed with the SEC on January 29, 2026, February 9, 2026, March 11, 2026, March 26, 2026, March 30, 2026, April 7, 2026, April 17, 2026, April 21, 2026, April 30, 2026, May 13, 2026, May 27, 2026 (as amended on June 8, 2026) and June 3, 2026; and

●	the description of our securities which is contained in a Current Report on Form 8-K filed on September 15, 2022 under the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

We also incorporate by reference into this prospectus all reports and documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and after the date of this prospectus but prior to the termination of the offering of the securities hereunder, but excluding any information deemed furnished and not filed with the SEC.

LEGAL MATTERS

Certain legal matters relating to the shares of our common stock offered by this prospectus will be passed upon for us by Norton Rose Fulbright US LLP, Houston, Texas.

EXPERTS

The financial statements of Nauticus Robotics, Inc. as of December 31, 2025 and for the year then ended incorporated by reference into this prospectus have been so incorporated by reference in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

The financial statements of Nauticus Robotics, Inc. as of December 31, 2024 and 2023 and for the years then ended incorporated by reference into this prospectus have been so incorporated by reference in reliance on the report of Whitley Penn LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to 181,159,420

Shares of Common Stock

Nauticus Robotics, Inc.

PROSPECTUS

, 2026

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.

SEC registration fee	$34,538.81
Legal fees and expenses	$35,000.00
Accounting fees and expenses	$15,000.00
Transfer agent and registrar fees	$5,000.00
Miscellaneous fees and expenses	$2,000.00
Total	$91,538.81

We will bear all costs, expenses, and fees in connection with the registration of the securities, including with regard to compliance with state securities laws. The selling stockholder, however, will bear all underwriting fees, discounts, and commissions due to underwriters, broker-dealers, or agents in connection with the sale of securities by the selling stockholder.

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Second Amended and Restated Certificate of Incorporation, as amended, provides for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, and the Company’s Amended and Restated Bylaws, as amended, provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the following securities of the Company were sold and such offers and sales were not registered under the Securities Act. The numbers below with respect to 2026 and 2025 do not take into account the reverse stock split that was effective as of April 21, 2026 or adjustments to conversion or exercise prices of the Company’s securities in connection therewith. The remaining numbers below do not take into account intervening reverse stock splits or adjustments to conversion or exercise prices of the Company’s securities. The securities described below were offered and sold pursuant to and in accordance with an exemption from registration provided by Section 4(a)(2) of the Securities and/or Regulation D promulgated under the Securities Act.

●	2026

◦	During the first quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $1,020,408 to an institutional investor, which is convertible into 1,717,281 shares of common stock of the Company.

◦	During the first quarter of 2026, the Company issued convertible notes in the aggregate principal amount of $2,000,000 to an institutional investor, and such investor and the Company consummated an exchange whereby the Investor exchanged all of the principal amount of the convertible debentures into 2,023 shares of Series C convertible preferred stock.

●	2025

◦	During the year ended December 31, 2025, certain institutional investors converted 27,188 and 2,300 shares of Series A convertible preferred stock into 10,458,152 and 310,748 shares of common stock, respectively.

◦	During the year ended December 31, 2025, 187 shares of Series B convertible preferred stock were converted into 392,490 shares of common stock.

◦	During the year ended December 31, 2025, 1,660 shares Series C convertible preferred stock were converted into 2,740,740 shares of common stock.

◦	During the year December 31, 2025, certain institutional investors converted certain term loan notes with principal amount of $2,551,855 and interest payable of $318,718 into 200,600 shares of common stock.

◦	During the year ended December 31, 2025, a lender converted certain term loan with principal amount of $3,000,000 and interest payable of $773,958 into 2,144,295 shares of common stock.

◦	During the year ended December 31, 2025, certain convertible debentures with a principal value of $2,050,000 and interest of $202,642, were converted into 4,549,509 shares of common stock.

◦	During the fourth quarter of 2025, the Company issued to certain institutional investors 3,814 shares of Series C convertible preferred stock in exchange for portions of certain convertible term loans and convertible debentures.

◦	During the third quarter of 2025, the Company issued to an institutional investor 3,000 shares of Series B convertible preferred stock at a price per share of $980 for an aggregate purchase price of $2,940,000.

●	2024

◦	During the third quarter of 2024, the Company issued 1,322,604 shares to an institutional investor upon its conversion of its secured debentures with a principal value of $3,425,000 and interest of $96,528. The Company also issued 38,230 shares to an institutional investor upon its exercise of 38,230 warrants in exchange for shares of common stock.

◦	During the second quarter of 2024, the Company issued 22,641,909 shares to ATW Special Situations I LLC, upon its conversion of its secured debentures with a principal value of $2,194,231 and interest of $43,167. The Company also issued 16,461,186 shares to an institutional investor upon its exercise of 16,461,186 warrants in exchange for the common stock.

◦	On January 30, 2024, the Company also entered into a senior secured term loan agreement with certain institutional investors. The term loan agreement provided the Company with an aggregate $9,551,856 of secured term loans. The term loan agreement provided for up to an additional $6 million of secured term loans within 180 days of signing. The term loans were convertible, in whole or in part, at the option of each institutional investor into shares of common stock until the date that the term loans are no longer outstanding.

●	2023

◦	During September 2023, the Company entered into a convertible senior secured term loan agreement with certain institutional investors. The convertible senior secured term loan agreement provided for up to $20.0 million of secured term loans, convertible, in whole or in part, at the option of each lender into shares of common stock.

◦	During December 2023, the Company and an institutional investor entered into a securities purchase agreement pursuant to which the investor agreed to purchase up to an aggregate of $5,000 of shares of common stock at $2 per share.

◦	During August 2023, the Company issued 1,890,066 shares of common stock for $1.95 per share to certain institutional investors as payment for liquidated damages and interest relating to a registration rights agreement.

◦	During June 2023, the Company entered into warrant exercise inducement offer letters with certain institutional investors. The parties agreed, among other things, to amend the exercise price of certain warrants, which, since issuance, had been exercisable to purchase an aggregate of 2,922,425 shares of common stock, in exchange for the Company’s agreement to (i) lower the $20.00 per share exercise price of the warrants to a weighted average of $3.28 per share, with multiple tranches priced between $2.04 and $4.64 per share, and (ii) upon the exercise of the warrants, issue new warrants to purchase, in the aggregate, up to 2,922,425 shares of Common Stock.

◦	During June 2023, an institutional investor exercised 165,713 warrants, pursuant to which 165,713 shares of common stock and 165,713 warrants were issued by the Company. The Company received proceeds of approximately $338,000.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date

2.1	Merger Agreement dated as of December 16, 2021, by and among CleanTech Acquisition Corp., CleanTech Merger Sub, Inc., Nauticus Robotics, Inc., and Nicolaus Radford, as amended on January 30, 2021.	Form 8-K	001-40611	2.1	December 17, 2021
2.1.1	Amendment No. 1 to Underwriting Agreement dated January 27, 2023	Form 8-K	001-40611	2.1	June 6, 2022
3.1	Second Amended and Restated Certificate of Incorporation Nauticus Robotics, Inc.	Form 8-K	001-40611	3.5	September 15, 2022
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	July 18, 2024
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	September 2, 2025
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation	Form 8-K/A	001-40611	3.1	April 21, 2026
3.4	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8- K	001-40611	3.1	December 27, 2024
3.5	Certificate of Designations of Rights and Preferences of Series B Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	August 7, 2025
3.6	Form of Certificate of Designations of Rights and Preferences of Series C Convertible Preferred Stock of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	December 9, 2025
3.7	Amended and Restated Bylaws of Nauticus Robotics, Inc.	Form 8-K	001-40611	3.1	May 15, 2023
3.8	Amendment No. 1 to the Amended and Restated By-laws of Nauticus Robotics, Inc	Form 8-K	001-40611	3.1	August 19, 2025
3.9	Certificate of Correction (Series A CoD) 2026	Form 10-K	001-40611	3.9	April 15, 2026
3.10	Certificate of Correction (Series B CoD) 2026	Form 10-K	001-40611	3.10	April 15, 2026
3.11	Certificate of Correction (Series C CoD) 2026	Form 10-K	001-40611	3.11	April 15, 2026
4.1	Specimen Common Stock Certificate	Form S-1/A	333-256578	4.2	July 6, 2021
4.2	Specimen Warrant Certificate of CleanTech Acquisition Corp.	Form S-1/A	333-256578	4.3	July 6, 2021
4.3	Warrant Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.1	July 21, 2021
4.4	Rights Agreement, dated July 14, 2021, by and between Continental Stock Transfer & Trust Company and CleanTech Acquisition Corp.	Form 8-K	001-40611	4.2	July 21, 2021
4.5	Form of Warrants to be issued pursuant to the Securities Purchase Agreement dated December 16, 2021	Form S-4 Am. No. 4	333-262431	4.7	June 16, 2022

4.6	Form of Original Issue Discount Senior Secured Convertible Debenture Due 2026.	Form 8-K	001-40611	10.3	November 5, 2024
4.7++	Form of Warrant	Form 8-K	001-40611	4.1	February 9, 2026
4.8	Description of Registrant’s Securities	Form 10-K	001-40611	4.7	April 15, 2026
5.1*	Legal Opinion of Norton Rose Fulbright US LLP
10.1++	2022 Nauticus Robotics, Inc. Omnibus Incentive Plan.	Form 8-K	001-40611	10.9	September 15, 2022
10.2+**	Agreement by and between Nauticus Robotics Brazil Ltda. and Petróleo Brasileiro S.A. entered into on May 23, 2023.	Form 8-k	001-40611	10.1	May 30, 2023
10.3+	Senior Secured Term Loan Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., ATW Special Situations II LLC, as collateral agent and lender, and the lenders party thereto.	Form 8-K	001-40611	10.1	September 21, 2023
10.4+	Pledge and Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., ATW Special Situations II LLC, as collateral agent.	Form 8-K	001-40611	10.2	September 21, 2023
10.5	Intellectual Property Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations II LLC, as collateral agent.	Form 8-K	001-40611	10.3	September 21, 2023
10.6	Subsidiary Guarantee, dated as of September 18, 2023, by Nauticus Robotics Holdings, Inc. and acknowledged and agreed to by Nauticus Robotics, Inc.	Form 8-K	001-40611	10.4	September 21, 2023
10.7	Intercreditor Agreement, dated as of September 18, 2023, by and between ATW Special Situations II LLC, as first lien collateral agent, and ATW Special Situations I LLC, as second lien collateral agent, and acknowledged and agreed by Nauticus Robotics, Inc. and Nauticus Robotics Holdings, Inc.	Form 8-K	001-40611	10.5	September 21, 2023
10.8+	Amendment to Securities Purchase Agreement, Senior Secured Convertible Debentures and Pledge and Security Agreement, dated as of September 18, 2023, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations I LLC, as agent and the Required Creditors.	Form 8-K	001-40611	10.6	September 21, 2023
10.9+	Pledge and Security Agreement, dated as of September 9, 2022, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc. and ATW Special Situations I LLC, as agent and creditor, and the other creditors party thereto.	Form 8-K	001-40611	10.7	September 21, 2023
10.10++	Offer Letter, dated September 27, 2023	Form 8-K	001-40611	10.1	October 2, 2023
10.11	Director Designation Letter Agreement, dated as of October 2, 2023, by and between Nauticus Robotics, Inc. and Schlumberger Technology Corporation	Form 8-K	001-40611	10.5	October 6, 2023
10.12	First Amendment to Senior Secured Term Loan Agreement dated December 31, 2023	Form 8-K	001-40611	10.1	January 5, 2024

10.13	Securities Purchase Agreement dated December 31, 2023	Form 8-K	001-40611	10.2	January 5, 2024
10.14	Nauticus Second Lien Restructuring Agreement dated December 31, 2023	Form 8-K	001-40611	10.3	January 5, 2024
10.15+	Senior Secured Term Loan Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., ATW Special Situations Management LLC, as collateral agent and lender, and the lenders party thereto	Form 8-K	001-40611	10.1	February 5, 2024
10.16+	Pledge and Security Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and ATW Special Situations Management LLC, as collateral agent	Form 8-K	001-40611	10.2	February 5, 2024
10.17+	Intellectual Property Security Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and ATW Special Situations Management LLC, as collateral agent	Form 8-K	001-40611	10.3	February 5, 2024
10.18	Subsidiary Guarantee, dated as of January 30, 2024, by Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, and acknowledged and agreed to by Nauticus Robotics, Inc.	Form 8-K	001-40611	10.4	February 5, 2024
10.19	Pari Passu Intercreditor Agreement, dated as of January 30, 2024, by and among ATW Special Situations Management LLC, as collateral agent for the lenders under the Term Loan Agreement, Acquiom Agency Services LLC, as collateral agent for the lenders under the 2023 Term Loan Agreement, and Nauticus Robotics, Inc., and Nauticus Robotics Holdings, Inc., as grantors	Form 8-K	001-40611	10.5	February 5, 2024
10.20	Intercreditor Agreement, dated as of January 30, 2024, by and between ATW Special Situations Management LLC, as 2024 first lien collateral agent, ATW Special situations I LLC, as second lien collateral agent, and acknowledged by Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC	Form 8-K	001-40611	10.6	February 5, 2024
10.21	Second Amendment to Senior Secured Term Loan Agreement, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, ATW Special Situations II LLC, ATW Special Situations I LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.7	February 5, 2024
10.22+	Second Agreement Regarding Incremental Loans, dated as of January 30, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, ATW Special Situations II LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.8	February 5, 2024
10.23	Form of Amendment and Exchange Agreement	Form 8-K	001-40611	10.9	February 5, 2024

10.24	Form of Original Issue Discount Exchanged Senior Secured Convertible Debenture Due September 9, 2026	Form 8-K	001-40611	10.10	February 5, 2024
10.25	Nauticus Second Lien Restructuring Agreement, entered into as of January 31, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and SLS Family Irrevocable Trust	Form 8-K	001-40611	10.11	February 5, 2024
10.26	Nauticus Second Lien Restructuring Agreement, entered into as of January 31, 2024, by and among Nauticus Robotics, Inc., Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, Nauticus Robotics USA LLC, and Material Impact Fund II, L.P.	Form 8-K	001-40611	10.12	February 5, 2024
10.27++	Employment Agreement dated February 21, 2024 between John W. Gibson Jr. and Nauticus Robotics, Inc.	Form 8-K	001-40611	10.1	February 22, 2024
10.28	First Amendment to Senior Secured Term Loan Agreement, dated as of May 1, 2024, between the Nauticus Robotics, Inc., ATW Special Situations Management LLC as collateral agent, and the lenders party thereto	Form 8-K	001-40611	10.1	May 1, 2024
10.29	At the Market Offering Agreement dated May 20, 2024, by and between Nauticus Robotics, Inc. and H.C. Wainwright & Co., LLC	Form 8-K	001-40611	10.1	May 20, 2024
10.30	Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan, as amended	Definitive Proxy Statement	001-40611	Annex A	April 29, 2024
10.31++	Offer Letter dated August 9, 2024, Between Nauticus Robotics, Inc. and John Symington.	Form 10-Q	001-40611	10.1	November 12, 2024
10.32**	Form of Second Amendment and Exchange Agreement dated November 4, 2024 by and among Nauticus Robotics Inc. and each of the signatories thereto.	Form 8-K	001-40611	10.1	November 5, 2024
10.33**	Form of Securities Purchase Agreement dated November 4, 2024, by and among Nauticus Robotics, Inc. and each of the investors listed on the Schedule of Buyers thereto.	Form 8-K	001-40611	10.2	November 5, 2024
10.34	Form of Original Issue Discount Senior Secured Convertible Debenture Due 2026.	Form 8-K	001-40611	10.3	November 5, 2024

10.35	Pledge and Security Agreement, dated as of November 4, 2024, by and among the Company, Nauticus Robotics Holdings Inc., Nautiworks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, as Debtors, and ATW Special Situations Management LLC as the Collateral Agent	Form 8-K	001-40611	10.4	November 5, 2024
10.36	IP Security Agreement, dated as of November 4, 2024, by and among the Company, Nauticus Robotics Holdings Inc., Nautiworks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, as Debtors, in favor of ATW Special Situations Management LLC as the Collateral Agent.	Form 8-K	001-40611	10.5	November 5, 2024
10.37	Subsidiary Guarantee, dated as of November 4, 2024, by Nauticus Robotics Holdings, Inc., NautiWorks LLC, Nauticus Robotics Fleet LLC, and Nauticus Robotics USA LLC, in favor of ATW Special Situations Management LLC as Collateral Agent.	Form 8-K	001-40611	10.6	November 5, 2024
10.38	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and ATW Special Situations Management LLC, in its capacity as agent for certain lenders to the Debtors, and acknowledged and agreed to by the Debtors	Form 8-K	001-40611	10.7	November 5, 2024
10.39	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and Acquiom Agency Services LLC, and acknowledged and agreed to by the Debtors.	Form 8-K	001-40611	10.8	November 5, 2024
10.40	Intercreditor agreement, dated as of November 4, 2024, by and among the Collateral Agent and ATW Special Situations I LLC and acknowledged and agreed to by the Debtors.	Form 8-K	001-40611	10.9	November 5, 2024
10.41**	Asset Purchase Agreement, dated March 5, 2025, by and among Nauticus Robotics Inc., SeaTrepid International, L.L.C., SeaTrepid Deepsea LLC, Remote Inspection Technologies, L.L.C. and each of the signatories thereto.	Form 8-K	001-40611	10.1	March 5, 2025
10.42+	Amendment No. 1 to Asset Purchase Agreement, dated March 20, 2025, by and among Nauticus Robotics Inc., SeaTrepid International, L.L.C., SeaTrepid Deepsea LLC, Remote Inspection Technologies, L.L.C. and each of the signatories thereto.	Form 8-K	001-40611	10.1	March 25, 2025
10.43**++	Award Letter dated March 27, 2025.	Form 8-K	001-40611	10.1	April 2, 2025
10.44**+	Securities Purchase Agreement dated August 6, 2025, by and among Nauticus Robotics, Inc. and each of the investors listed on the Schedule of Buyers thereto.	Form 8-K	001-40611	10.1	August 7, 2025
10.45**+	Equity Purchase Facility Agreement, as of dated October 24, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	October 27, 2025

10.46**	Registration Rights Agreement, dated as of October 24, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.2	October 27, 2025
10.47**	Amendment Agreement, dated October 25, 2025, by and among Nauticus Robotics, Inc. and the lenders signatories thereto.	Form 8-K	001-40611	10.3	October 27, 2025
10.48+	Form of Amendment and Exchange Agreement, dated as of December 3, 2025, by and between Nauticus Robotics, Inc. and the investor party named therein.	Form 8-K	001-40611	10.1	December 3, 2025
14.1	Code of Business Conduct and Ethics of Nauticus Robotics, Inc.	Form 8-K	001-40611	14.1	September 15, 2022
16.1	Letter from Whitley Penn LLP to the Securities and Exchange Commission dated December 19, 2025	Form 8-K	001-40611	16.1	December 22, 2025
19.1	Insider Trading Policy	Form 10-K	001-40611	19.1	April 15, 2025
21.1	List of Subsidiaries.	Form 10-K	001-40611	21.1	April 21, 2026
23.1†	Consent of Independent Registered Public Accounting Firm
23.2†	Consent of Independent Registered Public Accounting Firm
23.3*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
97.1	Nauticus Robotics, Inc. Clawback Policy	Form 10-K	001-40611	97.1	April 15, 2025
24.1 *	Power of Attorney (Signature page)
107 *	Filing Fee Table

†	Filed herewith.
*	Previously filed.

**	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this exhibit to the staff of the SEC upon request.

+	Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the staff of the SEC upon request.

++	Management contract, compensatory plan, or arrangement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this amended registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this amended registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Webster, Texas, on this 22nd day of June, 2026.

Nauticus Robotics, Inc.

By:	/s/ John W. Gibson Jr.
Name:	John W. Gibson, Jr.
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities held and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ John W. Gibson, Jr.	President and Chief Executive Officer and Director	June 22, 2026
John W. Gibson, Jr.	(Principal Executive Officer)

/s/ Jimena Begaries	Interim Chief Financial Officer	June 22, 2026
Jimena Begaries	(Principal Financial and Accounting Officer)

*	Chair of the Board	June 22, 2026
William H. Flores

*	Director	June 22, 2026
Dr. Jim Bellingham

*	Director	June 22, 2026
Dr. Adam Sharkawy

*	Director	June 22, 2026
Eli Spiro

*	Pursuant to power of attorney

By:	/s/ John W. Gibson, Jr.
John W. Gibson, Jr., Attorney-in-fact